Exhibit 23.2

CONSENT OF Roskill Consulting Group Ltd.

The undersigned hereby consents to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-132294, No. 333-147214, No. 333-164982, No. 333-173881, No. 333-179827, No. 333-186917, No. 333-193061 and 333-201793) of NextSource Materials Inc., of references to Roskill Consulting Group Ltd.’s name and to the use of the graphite pricing information, from the report titled “NextSource Materials Inc. – Graphite Market Study and Price Forecast” dated June 2017 (the “Pricing Information”), including extracts from and summaries of the Pricing Information that are contained in the annual report on Form 10-K of NextSource Materials Inc.

October 19, 2017

Roskill Consulting Group Ltd.

/S/ Robert Baylis
Name: Robert Baylis Title: Managing Director